Exhibit 1(b)
THE REORGANIZATION AGREEMENT

  General. The Reorganization Agreement provides, among other things, for: (a) the merger of DCA Merger Corp. with and into Disney pursuant to the Disney Merger Agreement, which will result in Disney, as the surviving corporation of the Disney Merger, becoming a wholly owned subsidiary of New Disney, and (b) the merger of DCB Merger Corp. with and into Capital Cities pursuant to the Capital Cities Merger Agreement, which will result in Capital Cities, as the surviving corporation of the Capital Cities Merger, becoming a wholly owned subsidiary of New Disney.

  Conversion of Disney Common Stock. Upon consummation of the Disney Merger, each outstanding share of Disney Common Stock will be converted into one share of New Disney Common Stock. Each share of Disney Common Stock which is held in the treasury of Disney ("Disney Treasury Stock") will be canceled and cease to exist. See "THE REORGANIZATION AGREEMENT--Conversion of Disney Common Stock." For a description of the New Disney Common Stock, see "DESCRIPTION OF NEW DISNEY CAPITAL STOCK." For a summary of the principal differences between the rights of holders of New Disney Common Stock and Disney Common Stock, see "COMPARISON OF STOCKHOLDERS' RIGHTS--Comparison of Stockholders' Rights with Respect to New Disney and Disney."

  AT THE EFFECTIVE TIME, EACH CERTIFICATE REPRESENTING SHARES OF DISNEY COMMON STOCK SHALL, WITHOUT ANY ACTION ON THE PART OF THE HOLDER THEREOF, BE DEEMED TO REPRESENT AN EQUIVALENT NUMBER OF SHARES OF NEW DISNEY COMMON STOCK. HOLDERS OF DISNEY COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING DISNEY COMMON STOCK WITH THE ENCLOSED PROXY CARD.


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  Consideration to be Received by Capital Cities Shareholders. Upon
consummation of the Capital Cities Merger, each Outstanding Capital Cities Share (as defined below), will be converted into the right to receive cash, shares of New Disney Common Stock or a combination of both cash and New Disney Common Stock. See "THE REORGANIZATION AGREEMENT--Capital Cities Merger Consideration." Each Capital Cities shareholder will have the opportunity to indicate, on a form of election (the "Election Form"), whether such shareholder wishes to make a Standard Election, a Stock Election or a Cash Election (as such terms are defined below) for each share of Capital Cities Common Stock held by such shareholder. The allocation of cash and/or shares of New Disney Common Stock that a shareholder of Capital Cities may receive will depend on
(i) the stated preferences of the Capital Cities shareholders on the Election Forms and (ii) the proration procedures to be applied if the Requested Stock Amount exceeds the Stock Component or the Requested Cash Amount exceeds the Cash Component (as such terms are defined below).

  Shareholders of Capital Cities who make an effective "Standard Election" will receive, for each share of Capital Cities Common Stock for which such election is made, one share of New Disney Common Stock plus $65 in cash (collectively, the "Standard Consideration"). The number of shares of New Disney Common Stock and the amount of cash to be distributed to Capital Cities shareholders who make an effective Standard Election will not be affected in any way by the proration procedures described below. Shareholders of Capital Cities who make an effective "Stock Election" will receive (subject to the proration procedures described below), for each share of Capital Cities Common Stock for which such election is made, (i) one share of New Disney Common Stock plus (ii) a number of shares of New Disney Common Stock equal to a fraction, the numerator of which is $65 and the denominator of which is the Disney Common Stock Price (collectively, the "Stock Consideration"). The "Disney Common Stock Price" is an amount equal to the average of the closing sales prices of Disney Common Stock on the NYSE Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the Effective Time. "Effective Time" means the time and date which is the later of (a) the date and time of the filing of the certificate of merger relating to the Disney Merger with the Secretary of State of the State of Delaware (or such other date and time as may be specified in such certificate as permitted by Delaware law) and
(b) the date and time of the filing of a certificate of merger by the Department of State of the State of New York with respect to the Capital Cities Merger (or such other date and time as may be specified in such certificate as permitted by New York law). Shareholders of Capital Cities who make an effective "Cash Election" will receive (subject to the proration procedures described below) for each share of Capital Cities Common Stock for which such election is made, in cash, an amount equal to $65 plus the Disney Common Stock Price (collectively, the "Cash Consideration"). If a holder of Capital Cities Common Stock does not make a Standard Election, a Cash Election or a Stock Election, or properly revokes an effective, properly completed Election Form without timely submitting a revised, properly completed Election Form, such Capital Cities shareholder will be deemed to have made a Cash Election. See "THE REORGANIZATION AGREEMENT--Capital Cities Merger Consideration" and "THE REORGANIZATION AGREEMENT--Election Procedure."

  In the event that the aggregate number of shares of New Disney Common Stock requested by shareholders of Capital Cities pursuant to effective Stock Elections (the "Requested Stock Amount") exceeds the Stock Component, each holder making an effective Stock Election will receive, for each share of Capital Cities Common Stock for which a Stock Election has been made, (x) a number of shares of New Disney Common Stock equal to the product of the Stock Consideration and a fraction, the numerator of which is the Stock Component and the denominator of which is the Requested Stock Amount (such product, the "Prorated Stock Amount") and (y) cash in an amount equal to the product of (A) the Stock Consideration minus the Prorated Stock Amount and (B) the Disney Common Stock Price. The "Stock Component" is the number of shares of Outstanding Capital Cities Shares minus the aggregate number of shares of Outstanding Capital Cities Shares with respect to which effective Standard Elections have been received by the Exchange Agent. The "Outstanding Capital Cities Shares" consist of the number of shares of Capital Cities Common Stock outstanding immediately prior to the Effective Time (which is exclusive of shares of Capital Cities Common Stock held in the Capital Cities treasury) minus the number of shares of Capital Cities Common Stock with respect to which dissenters'

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rights have been perfected pursuant to Section 623 of the NYBCL ("Dissenting
Shares"). The Exchange Agent will be a bank or trust company designated by Disney and reasonably acceptable to Capital Cities.

  In the event that the aggregate amount of cash requested by shareholders of Capital Cities pursuant to effective or deemed Cash Elections (the "Requested Cash Amount") exceeds the Cash Component, each such holder will receive, for each share of Capital Cities Common Stock for which a Cash Election has been made or deemed to be made, (x) cash in an amount equal to the product of the Cash Consideration and a fraction, the numerator of which is the Cash Component and the denominator of which is the Requested Cash Amount (such product, the "Prorated Cash Amount") and (y) a number of shares of New Disney Common Stock equal to a fraction, the numerator of which is equal to the Cash Consideration minus the Prorated Cash Amount and the denominator of which is the Disney Common Stock Price. The "Maximum Cash Amount" is equal to the product of the number of Outstanding Capital Cities Shares and $65, provided, however, that the Maximum Cash Amount may be increased in Disney's sole discretion at any time prior to the fifth business day after the deadline (the "Election Deadline") for Capital Cities shareholders to submit to the Exchange Agent appointed pursuant to the Reorganization Agreement (the "Exchange Agent") their completed Election Forms. The Election Deadline will be no later than the 20th business day after the Effective Time. The "Cash Component" is equal to the Maximum Cash Amount minus the product of (i) the number of shares of Capital Cities Common Stock for which effective Standard Elections have been made and
(ii) $65.

  Ability of Disney to Increase the Maximum Cash Amount After the Election Deadline. As described above, the Maximum Cash Amount may be increased in Disney's sole discretion at any time prior to the fifth business day after the Election Deadline. The ability of Disney to increase the Maximum Cash Amount is a factor that shareholders of Capital Cities may wish to consider in making an election decision. As of the date of this Proxy Statement/Prospectus, Disney has made no decisions regarding whether it will increase the Maximum Cash Amount. It is anticipated that such decision will be made following the Election Deadline based upon, among other things, the elections made by Capital Cities shareholders, the Disney Common Stock Price, the impact, if any, on New Disney's credit rating and borrowing costs of an increase in the amount of cash consideration to be paid and interest rates and other conditions prevailing in the financial markets at the time the decision is made. To the extent that the Requested Cash Amount exceeds the Cash Component and Disney increases the Maximum Cash Amount, (i) Capital Cities shareholders making a Cash Election will receive a greater portion of the merger consideration in cash than would otherwise have been received by such shareholders and (ii) the form of merger consideration to be received by Capital Cities shareholders making a Stock Election or a Standard Election will not be affected. If the Maximum Cash Amount is increased, the Prorated Cash Amount will increase and, therefore, the amount of merger consideration to be paid in the form of New Disney Common Stock to shareholders making a Cash Election will be proportionately decreased. If the number of shares of New Disney Common Stock issued in the Capital Cities Merger is less than the number of Outstanding Capital Cities Shares, the percentage of New Disney Common Stock owned by the former shareholders of Capital Cities following the Mergers will decrease relative to the percentage of New Disney Common Stock owned by the former stockholders of Disney following the Mergers. See "THE REORGANIZATION AGREEMENT--Capital Cities Merger Consideration" and "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

  No fractional shares of New Disney Common Stock will be issued pursuant to the Capital Cities Merger. In lieu of the issuance of any fractional shares of New Disney Common Stock, cash equal to the product of such fractional share amount and the Disney Common Stock Price will be paid to holders in respect of any fractional share of New Disney Common Stock that would otherwise be issuable.

  Promptly after the Effective Time, a letter of transmittal, an Election Form and a Joint Proxy Statement/Prospectus will be mailed to each person who was a holder of Outstanding Capital Cities Shares immediately prior to the Effective Time. Each such holder shall have the right to submit an Election Form specifying the number of shares of Capital Cities Common Stock that such person desires to have converted into Standard Consideration pursuant to a Standard Election, the number of shares of Capital Cities Common Stock

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that such person desires to have converted, subject to the proration procedures described above, into the Stock Consideration pursuant to a Stock Election and the number of shares of Capital Cities Common Stock that such person desires to have converted, subject to the proration procedures described above, into the Cash Consideration pursuant to an effective or deemed Cash Election. See "THE REORGANIZATION AGREEMENT--Election Procedure."

  HOLDERS OF CAPITAL CITIES COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING CAPITAL CITIES COMMON STOCK WITH THE ENCLOSED PROXY CARD. IF THE TRANSACTION IS APPROVED, A LETTER OF TRANSMITTAL AND AN ELECTION FORM WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING CAPITAL CITIES SHARES IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. CAPITAL CITIES SHAREHOLDERS SHOULD SEND CERTIFICATES REPRESENTING CAPITAL CITIES COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL AND THE ELECTION FORM.

  Federal Income Tax Considerations in Choosing an Election. A shareholder of Capital Cities who makes an effective Standard Election for all of such shareholder's Capital Cities Common Stock generally will recognize taxable gain (but will not recognize taxable loss) for Federal income tax purposes, calculated separately for each block of Capital Cities Common Stock surrendered, in an amount equal to the lesser of (i) the excess of the sum of the cash and the fair market value of New Disney Common Stock allocable to each block of Capital Cities Common Stock surrendered over the shareholder's tax basis in such block and (ii) the amount of cash received that is allocable to such block. A shareholder of Capital Cities who makes an effective Stock Election for all of such shareholder's Capital Cities Common Stock generally will not recognize taxable gain or loss for Federal income tax purposes, unless such shareholder receives cash as a result of the proration procedures described above. If cash is received as a result of proration, the Federal income tax consequences will be those described in the first sentence of this paragraph for a shareholder who makes an effective Standard Election. A shareholder of Capital Cities who makes (or is deemed to make) an effective Cash Election for all of such shareholder's Capital Cities Common Stock generally will recognize capital gain or loss equal to the difference between the shareholder's tax basis in the shares of Capital Cities Common Stock surrendered and the amount of cash received, unless such shareholder receives New Disney Common Stock as a result of the proration procedures described above. If New Disney Common Stock is received as a result of proration, the tax consequences will be those described in the first sentence of this paragraph for a shareholder who makes an effective Standard Election. See "THE ACQUISITION--Certain Federal Income Tax Consequences" for a more detailed description of the above matters and information with respect to the applicability of the foregoing to certain taxpayers subject to special treatment. The actual Federal income tax consequences to each Capital Cities shareholder of making a Cash Election or Stock Election will not be ascertainable at the time the election is made because shareholders of Capital Cities will not know at such time if, or to what extent, the proration procedures and Disney's ability to increase the Maximum Cash Amount described above will apply.

  Conditions to the Acquisition. The obligations of Disney and Capital Cities to consummate the Acquisition are subject to the fulfillment of various conditions, including, among others: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof and no proceeding for that purpose having been initiated by the Commission; (ii) approval by the stockholders of Disney and the shareholders of Capital Cities; (iii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) receipt of all requisite orders and approvals of the Federal Communications Commission ("FCC"); and (v) listing of the New Disney Common Stock on the NYSE, subject only to official notice of issuance. See "THE REORGANIZATION AGREEMENT--Conditions to the Acquisition."

  Termination of the Reorganization Agreement. The Reorganization Agreement is subject to termination at the option of either Disney or Capital Cities if the Mergers are not consummated on or before October 1, 1996, and prior to such time by the mutual consent of Disney and Capital Cities, or upon the occurrence of certain

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events. The Reorganization Agreement may be terminated by Capital Cities, at any time prior to the Effective Time, if: (i) in the exercise of its fiduciary duties to its shareholders, the Capital Cities Board determines that such termination is required by reason of a proposal with respect to a merger, acquisition or similar transaction involving the purchase of a significant portion of the stock or assets of Capital Cities (an "Alternative Proposal") being made; (ii) there has been a breach by Disney of any representation or warranty in the Reorganization Agreement which would have, or which would be reasonably likely to have, a material adverse effect on Disney; (iii) there has been a material breach by Disney of any of the covenants or agreements in the Reorganization Agreement which is not curable or not cured within 30 days after written notice of the breach; or (iv) the Disney Board shall have withdrawn or modified, in a manner materially adverse to Capital Cities, its approval or recommendation of the Reorganization Agreement or the Mergers. Disney may terminate the Reorganization Agreement, at any time prior to the Effective Time, if: (i) the Capital Cities Board shall have withdrawn or modified in a manner materially adverse to Disney its approval or recommendation of the Reorganization Agreement or the Mergers or shall have recommended an Alternative Proposal to the Capital Cities shareholders; (ii) there has been a breach by Capital Cities of any representation or warranty in the Reorganization Agreement which would have, or which would be reasonably likely to have, a material adverse effect on Capital Cities; or (iii) there has been a material breach by Capital Cities of any of the covenants or agreements in the Reorganization Agreement which is not curable or not cured within 30 days of written notice of the breach. See "THE REORGANIZATION AGREEMENT--Termination of the Reorganization Agreement."

  Termination Fee. If an Alternative Proposal is made for Capital Cities and thereafter (i) the Reorganization Agreement is terminated (A) by action of the Capital Cities Board in the exercise of its fiduciary duties by reason of such Alternative Proposal or (B) by action of the Disney Board if (a) the Capital Cities Board has withdrawn or modified in a manner materially adverse to Disney its approval or recommendation of the Reorganization Agreement or the Mergers or has recommended an Alternative Proposal to the Capital Cities shareholders, or (b) there has been a breach by Capital Cities of any representation or warranty in the Reorganization Agreement which would have, or which would be reasonably likely to have, a material adverse effect on Capital Cities, or (c) there has been a material breach by Capital Cities of any of the covenants or agreements in the Reorganization Agreement which breach is not curable or not cured within 30 days after written notice of the breach given by Disney to Capital Cities or (ii) the Reorganization Agreement is terminated for any reason (A) other than as a result of a breach of the Reorganization Agreement by Disney and (B) other than as a result of the failure by the stockholders of Disney to approve the Disney Proposal and, in the case of clause (ii) only, a definitive agreement with respect to an Alternative Proposal is executed within one year after such termination, then Capital Cities must pay Disney a termination fee of $400 million. See "THE REORGANIZATION AGREEMENT--Termination Fee."

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